Exhibit 10.1

English Summary of Italian Language FINANCING AGREEMENT

General

     The Financing Agreement (the “Agreement”), dated December 22, 2008 (the “Agreement Date”), is among M.T.M. S.r.l., a company organized under the laws of Italy (the “Borrower”), Banca IMI S.p.A., a bank organized under the laws of Italy, as lead arranger (“IMI Bank” or the “Lead Arranger”), and Intesa Sanpaolo S.p.A., a bank organized under the laws of Italy as lender and agent bank (the “Agent Bank” or “Intesa Sanpaolo”).

     As of the Agreement Date, the Borrower is a wholly-owned subsidiary of BRC S.r.l., a company organized under the laws of Italy (“BRC”), which in turn, is a wholly-owned subsidiary of Fuel Systems Solutions, Inc., a Delaware corporation (“FSYS”).

Loan and Maturity

     The Intesa Sanpaolo and its successors and assigns (the “Lenders”) agree to lend to the Borrower an amount not to exceed €15,000,000 (the “Loan”) for the following purposes:

·	€10,000,000 used to (i) finance part of the acquisition price of Distribuidora Shopping
S.A. an Argentine company (“Distribuidora Shopping”), (ii) repay existing indebtedness of Distribuidora Shopping and (iii) finance the expenses relating to the acquisition of
Distribuidora Shopping; and

·	€5,000,000 to be used for investments in our subsidiaries and certain research and development capital expenditures.

     The Loan matures six months from the Agreement Date (the “Original Maturity Date”). The Borrower has an option to extend (the “Extension Option”) the maturity date for an additional five years and six months from the Agreement Date (the “Extended Maturity Date)” provided that the Borrower gives notice of such extension to the Agent Bank between the 45th and 15th day prior to the Original Maturity Date and so long as no Significant Event, Material Adverse Event (each as defined below), breach of the Borrower’s covenants or breach of the Borrower’s representations and warranties has occurred.

Loan Disbursements

     The Loan will be funded in one or more borrowings from the Agreement Date until the earlier of (i) the Original Maturity Date and (ii) June 30, 2009. Each borrowing is subject to the following conditions precedent: (i) the Borrower has delivered various documents to the Agent Bank, including organizational documents and financial statements, (ii) no Material Adverse Event, Significant Event, breach of the Borrower’s covenants or breach of the Borrower’s representations and warranties has occurred and (iii) the Agent Bank has received a disbursement request two business days prior to the date of disbursement.

Repayment

     Provided that the Borrower has not exercised the Extension Option, the entire Loan will be repaid on the Original Maturity Date. If the Borrower has exercised its Extension Option, the Borrower will repay the borrowings in ten semi-annual installments beginning one year from the Agreement Date and ending on the Extended Maturity Date.

Voluntary Prepayment

     The Borrower may prepay the Loan, in whole or in part, without penalty other than customary breakage costs upon 10 days’ prior written notice to the Lenders. Such prepayments must be in a minimum amount of €500,000 or multiples thereof.

     If Lenders representing 66% of the total amount of the Loan notify the Agent Bank that their funding costs for the Interest Period exceed the EURIBOR rate, the Agent Bank must notify the Borrower, which may repay without penalty the entire Loan upon thirty days’ notice to the Agent Bank.

Mandatory Prepayment

     Independently of any voluntary repayment, the Borrower must prepay any amount received within ten business days of any amounts received from the following sources:

·	any sale or transfer of assets exceeding €1,000,000 per transaction or €4,000,000 per year;

·	any capital investments in Borrower, except amounts to be released by BRC in order to allow payment of the $22,000,000 to be paid by the Borrower for the Distribuidora
Shopping acquisition (limited to the amounts not financed under the Agreement);

·	as a result of any financing transactions outside of the ordinary course of business including, but not limited to, securitizations and the issuance of debt securities (including those convertible into equity); and

·	any damages received as part of guarantee and indemnity provisions of the Distribuidora
Shopping acquisition documentation.

Interest

     Borrowings bear an annual interest rate of EURIBOR plus 1.50%. The Borrower must pay interest on June 30 and December 31 of each year (each such 6-month period, an “Interest Period”) beginning on June 30, 2009. Interest rates are calculated on the second business day before (i) the date requested by the Borrower for any disbursement of Loan proceeds or (ii) the starting date of a new Interest Period (the “Interest Calculation Date”). The interest rate is increased by 3.5% for late payments.

Security

     The Borrower pledges 100% of its ownership interests in Distribuidora Shopping and assigns any receivables under the Distribuidora Shopping acquisition agreement (the “Security”). The details of the Security are included in a separate agreement (the “Security Agreement”).

Representations and Warranties of the Borrower

     The Agreement contains customary representations and warranties of the Borrower relating to, among other things:

·	the organization and valid existence of the Borrower and the entities controlled by the
Borrower (including Distribuidora Shopping) (the “Borrower Group”);
·	the absence of any conflicts or violations of the governing documents and third-party agreements of the Borrower and each member of the Borrower Group;
·	the Borrower’s authorization, license or other approvals necessary to perform the
Agreement and related agreements;
·	the books and other records of the Borrower and Distribuidora Shopping;
·	the absence of Significant Events and Material Adverse Events;
·	the absence of pending or threatened litigation involving the Borrower Group;
·	the performance of legal and contractual obligations and adherence to accounting rules by the Borrower, BRC and the Borrower Group;
·	payment of taxes by the Borrower and the Borrower Group;
·	the absence of encumbrances on the assets of the Borrower and the Borrower’s ownership interests in Distribuidora Shopping;
·	the absence of obligations of the Borrower senior to its obligations under the Agreement and the Loan Documents;
·	the solvency of the Borrower, BRC and each member of the Borrower Group;
·	the completeness and accuracy of information provided by the Borrower and each member of the Borrower Group to the Agent Bank and Lenders;
·	the insurance coverage of the Borrower and each member of the Borrower Group;
·	the absence of debt obligations of the Borrower and the Borrower Group that are not fully subordinated to the Loan;

·	transactions between the Borrower, BRC, and each member of the Borrower Group are on arm’s-length terms; and

·	the absence of indebtedness of the Borrower and Distribuidora Shopping not consented to under the Agreement.

Covenants of the Borrower Financial Covenants

     On each June 30 and December 31 beginning on December 31, 2008, the Borrower must be in compliance with the following:

·	Financial debt less cash and marketable securities (“Net Indebtedness”) may not exceed EBITDA by 2.5 times;

·	Net Indebtedness may not exceed equity (i.e., total shareholder funds including subordinated shareholder loans) by 1.0 times; and

·	EBITDA may not be less than 5.0 times net interest expense.

The financial covenants are based on the semiannual financial reports and the consolidated balance sheet of BRC, and calculated on a rolling basis for the twelve months preceding the report.

Reporting Covenants

     The Borrower must provide to the Agent Bank (i) the balance sheet of the Borrower within 180 days of the end of the business year, (ii) the semiannual report of the Borrower within 90 days of the end of the end of the six-month period covered in the report, (iii) the consolidated balance sheet of BRC within 180 days of the end of the business year, and (iv) the consolidated semiannual report of the Borrower within 90 days of the end of the six-month period covered in the report.

     The Borrower must notify the Agent Bank of the occurrence of a Significant Event or any event that could lead to a Material Adverse Event. The Borrower must provide the Agent Bank with copies of certain documents relating to the governance of the Borrower and to provide information relating to legal proceedings and its inability to perform its obligations under the Agreement.

Affirmative Covenants

The Borrower will:

·	preserve its legal status and that of each of the members of the Borrower Group so as to (i) obtain and maintain valid all authorizations and approvals required by law to carry out the business of the Borrower and each member of the Borrower Group and
(ii) conserve the validity of the rights necessary to carry out the business of the

Borrower and each member of the Borrower group, to maintain the validity of the
Loan Documents and to fulfill the obligations therein;

·	observe, and cause each member of the Borrower Group to observe all applicable laws, the violation of which would prejudice the Borrower’s ability to perform its obligations under the Agreement;

·	pay, and cause each member of the Borrower Group to pay all applicable taxes and similar payments;

·	maintain, and cause each member of the Borrower Group to maintain insurance policies;

·	cause the payment obligations under the Agreement and the Loan Documents to have at least at the same rights as all other unsecured, unsubordinated creditors of the
Borrower;

·	cause the subordination of any future shareholder loans to the Borrower or
Distribuidora Shopping;

·	cause all contracts between the Borrower, BRC and the Borrower Group to have terms not less favorable than those of an arm’s length agreement;

·	maintain, and cause BRC and the Borrower Group to maintain accounting practices in accordance to law and the International Accounting Standard Committee or
International Accounting Standards Board;

·	maintain the Guaranties and refrain from activities that could significantly prejudice the Guaranties and the rights of the Lenders under the Loan Documents;

·	timely pay the amounts owed to the sellers under the Distribuidora Shopping acquisition agreement;

·	maintain the Borrower account for purposes of making payments under the
Agreement and Loan Documents;

·	cause the Distribuidora Shopping indebtedness to be repaid within three months of the Agreement Date; and

·	should the Borrower decide to enter contracts for derivative financial instruments, the
Borrower will give preference to Agent Bank, subject to certain conditions.

Negative Covenants

The Borrower will not:

·	except as specifically permitted by the Agreement, cease or change or cause the
Borrower Group to cease or change the nature of its business as conducted on the

Agreement Date and not change, without the consent of the Lenders its charter documents;

·	permit or cause BRC or the Borrower Group to permit any encumbrance on the
Borrower, Distribuidora Shopping, the assets of the Borrower and/or each member of the Borrower Group, except for (i) encumbrances incurred under the Agreement or the Loan Documents, (ii) encumbrances incurred by operation of law and (iii)
encumbrances incurred with the prior consent of the Lenders;

·	Borrower will not without the Agent Bank’s consent complete acquisitions exceeding
€20,000,000 on an enterprise value basis (i.e., equity value plus net financial debt assumed) during any twelve month period;

·	dispose or cause any member of the Borrower Group to dispose of goods, except for the disposition in a total amount over €2,000,000 for each twelve month period;

·	declare or pay dividends or distribute reserves if a Significant Event has occurred;

·	incur additional indebtedness in excess of €20,000,000;

·	will not engage in derivative transactions of a speculative nature; or

·	make loans or guaranties or cause any member of the Borrower Group to make loans or guaranties in amounts greater than €2,000,000 total during any twelve month period.

Event of Default

The following constitute an Event of Default:

·	a substantial difference in the legal, financial, organizational, or economic situation of the Borrower and/or Distribuidora Shopping compared to that reflected in the documents delivered by the Borrower to the Agent Bank;

·	the commencement of bankruptcy or similar proceeding relating to the Borrower,
BRC or another member of the Borrower Group;

·	the voluntary or judicial liquidation, dissolution or assignment of assets for the benefit of creditors by the Borrower, BRC or Distribuidora Shopping;

·	the initiation of enforcement proceedings or the execution of attachments in an aggregate amount at any time of more than €500,000 on assets of the Borrower, BRC or any other member of the Borrower Group unless contested in good faith according to the reasonable judgment of the Agent Bank or the order of attachment is revoked within 20 business days of its issuance;

·	the execution of confiscation orders on assets of the Borrower, BRC or another member of the Borrower Group;

·	a judgment is entered against the Borrower or Distribuidora Shopping in an aggregate amount at any time of more than €500,000, provided that such judgment renders the
Borrower incapable of fulfilling its obligations under the Agreement;

·	a significant reduction in the value of the Guaranties without the Borrower providing a substitute and/or a new guaranty to the satisfaction of the Agent Bank; or

·	the insolvency of the Borrower, BRC or Distribuidora Shopping or their seeking bankruptcy or other protection from creditors.

     Upon the occurrence of an Event of Default, the Lenders may provide notice of default to the Borrower, which default becomes effective on the fifth day following receipt by the Borrower. Once the default is effective, the Borrower must repay the Lenders the Loan amounts not already repaid along with any accrued interest and any other amount owing under the Loan Documents.

Event of Termination

     The Agreement will terminate at the discretion of the Lenders upon the occurrence of any of the following (each, an “Event of Termination”):

·	failure to make timely payment under the Agreement or Loan Documents;

·	the Borrower uses the Loan proceeds for a purpose other than those indicated in the
Agreement;

·	the Borrower breaches its reporting, affirmative or negative covenants under the
Agreement and, if curable, such breach remains uncured for five business days from the date the Lenders provide notice of such breach;

·	at any time the Borrower breaches its financial covenants; or

·	the Borrower breaches its obligations under the Loan Documents and Guaranty and, if curable, such breach remains uncured for ten business days from the date the
Lenders provide notice of such breach.

     Upon the occurrence of an Event of Termination, the Lenders may provide notice of termination to the Borrower, which termination becomes effective on the fifth day following receipt by the Borrower. Five days after the notice of termination becomes effective, the Borrower must repay the Lenders the Loan amounts not already repaid along with any accrued interest and any other amount owing under the Loan Documents.

Event of Withdrawal

     The Lenders may withdraw from the Agreement upon the occurrence of any of the following circumstances (each, an “Event of Withdrawal”):

·	the auditor issues an adverse opinion report or inability to state an opinion with respect of the Borrower, BRC or Distribuidora Shopping;

·	a Change of Control occurs, which is defined as any of the following:

(i)	the Costamagna family ceases to hold, directly or indirectly, 10% of the authorized capital stock of FSYS, unless the reduction in ownership interests of the Costamagna family is attributed (a) to one or more issuances of FSYS capital stock or (b) a merger, division or other fundamental corporate transaction which causes a variation in the authorized capital;

(ii)	FSYS ceases to hold 50.1% of the voting stock of BRC;

(iii)	BRC ceases to hold 50.1% of the voting stock of the Borrower; or

(iv)	with regard to Distribuidora Shopping, the Borrower, directly or through BRC Argentina SA, ceases to hold 100% of the shares with voting stock of Distribuidora Shopping.

·	a judicial or similar proceeding is commenced or threatened against the Borrower or any member of the Borrower Group which could prevent the Borrower from fulfilling its obligations under the Agreement;

·	any indebtedness of the Borrower and/or BRC and/or any member of the Borrower
Group, in an aggregate amount in excess of €2,000,000 during any twelve month period during the life of the Loan, becomes due and payable due to a breach or similar event;

·	the business of the Borrower is substantially modified;

·	any Loan Document becomes void or voidable;

·	any representation and warranty is not true and correct in every substantial respect;

·	performance of any part of the Distribuidora Shopping acquisition agreement is or becomes illegal;

·	any obligation in the Distribuidora Shopping acquisition documents is not or ceases to be legal, valid, binding or executable;

·	any of the Distribuidora Shopping acquisition agreements is nullified, subject to nullification, declared ineffective or terminated, or any party withdraws or is otherwise disposed to dissolve any of the Distribuidora Shopping acquisition agreements ;

·	a criminal conviction is issued against the administrators of the Borrower and/or
Distribuidora Shopping related to the operation of the business, such as misrepresentations, misrepresentations injuring the company, its members or its creditors, respectively disciplined by Articles 2621 and 2622 of the Civil Code of
Italy or equivalent law applicable to the jurisdiction;

·	revocation of the authorizations, permission or license of the Borrower and/or
Distribuidora Shopping necessary to carry out the business and, if curable, such circumstances remain uncured for 20 business days after its occurrence; and

·	the occurrence of a Material Adverse Event.

     Upon the occurrence of an Event of Withdrawal, the Lenders may provide notice of withdrawal to the Borrower, which withdrawal becomes effective on the fifth day following receipt by the Borrower. Five days after the notice of withdrawal becomes effective, the Borrower must repay the Lenders the Loan amounts not already repaid along with any accrued interest and any other amount owing under the Loan Documents.

Assignment

     Any Lender may assign its rights and obligations under the Agreement to other banks or financial institutions upon notice to the Borrower (whose consent may not be unreasonably withheld) and the Agent Bank. The consent of the Borrower will be deemed to have been given unless contrary communication is made to the Agent Bank and the assigning Lender within ten business days of the receipt of the assigning Lender’s notice of assignment. Such an assignment will automatically result in the assignment of the Security Agreement.

     Each assignee bank may assign in whole or part its share in the Loan and its rights and obligations by providing prior written notice to the Borrower (which may withhold consent only for reasonable grounds related to the identity of the assignee) and the Lenders.

     In the case of the assignment in whole or part of the role of Agent Bank by Intesa Sanpaolo to banks belonging to its same group, the consent of the Borrower is not required.

     The Agent Bank may at any time renounce its mandate and be substituted by another Lender, it being understood there will be no resulting increase in the obligations, responsibility or costs to the Borrower. The Borrower agrees to make any declaration and carry out any act necessary to affect such change. The Agent Bank will continue to carry out its functions until another a successor (with regard to which the Borrower has communicated its satisfaction to the Agent Bank) has accepted the position. The approval of the Borrower (which cannot be unreasonably withheld), will be deemed granted unless the Borrower notifies the Agent Bank to the contrary within 10 business days of the Agent Bank’s notice of assignment.

     The Borrower may not assign its rights and obligations under the Agreement without the prior consent of the Agent Bank. The obligations of the Agreement are binding upon the successors of the Borrower.

Amendments

     The Agreement may be modified only in writing by the Borrower and the Agent Bank acting on behalf of all of the Lenders pursuant to an interbank agreement. The Borrower may be required to pay an amendment fee, to be agreed upon by the parties, for amendments initiated by the Borrower.

Indemnification

     The Borrower agrees to indemnify the Lenders and the Agent Bank against losses, damages and costs caused by the Borrower’s breach of its obligations under the Agreement or caused by a false or inexact statement in the Borrower’s representations and warranties.

Miscellaneous

     The Agreement is governed by the laws of Italy and any disputes thereunder are subject to the exclusive jurisdiction of the courts of Torino, Italy.

Certain Defined Terms

     “EURIBOR” means the annual percentage rate quoted at 11:00 a.m. (Brussels time) on the Interest Calculation Date on the EURIBOR01 page of the Reuters circular that posts the rate of the European Banking Federation of the European Union for the Euro.

     “Loan Documents” means, collectively, the Agreement, the Guaranty, the commission letters, and related documents.

     “Material Adverse Event” means an event that (i) has, in the reasonable judgment of the Agent Bank, a significant negative influence, either currently or prospectively, on the financial, economic or property conditions of the Borrower or (ii) prejudices the validity and/or efficacy of any of the Loan Documents.

     “Significant Event” means an Event of Default, an Event of Termination and/or an Event of Withdrawal.